Exhibit 10.6
Meat Duck Raising Contract

Both parties enter into this contract under the principle of reciprocity and free will.

Clause1.	Party B shall pay a lump sum sales amount after signing the contract. There are [ ] baby ducks for delivery, RMB for each, RMB in total. Delivery date: D/M/Y

Clause2.
The raising period for a baby duck is        days and upon the expiry of [                ]days, Party B shall acting strict accordance with the slaughter schedule made by refrigeration factory. Those who defer from the schedule without reasonable justification shall be disqualified from raising ducks and will take full responsibility for reimbursing Party A for its personnel wages and other losses.

Clause3.
Purchase Standards: 1. duck of gross weight less than 1.50kg, the disabled ducks and the ducks without chest hair will be rejected; 2. the unclean ducks will be rejected, or as an alternative, the gross weight of the unclean ducks would be deducted by 5 to 20% in case of purchase; 3. 10% deduction shall be applied in weighing the ducks being fed by the feedstuff containing animal and vegetable fats, vegetable and protein; 4. the gross weight of the purchased ducks would be deducted by 5 to 10% in  cases where food debris is found in their crops during the slaughter; 5. Party A would reject substandard ducks caused by Party B’s unauthorized supply of feedstuff, and Party B shall be responsible for all the losses thereof.

Clause4.	Purchase Price: [Blank]

Clause5.	The price for the vaccine and medicine provided by Party A based on the quantity of the delivered baby ducks is RMB per baby, and shall be deducted from Party A’s payment.

Clause6.	Payment Terms
Party A shall weigh the ducks in Party B’s feedlot and issue weight notes against which Party B shall settle accounts in Party A’s financial department. Payment upon delivery shall not be allowed.

Clause7.	Those assigned by Party A to the feedlot would carry out six-hours diet supervision and control on the ducks prior to the purchase of the ducks in accordance with the contract.

IX、O-3

Clause8.
Party B shall not sell the ducks under this contract without prior approval of Party A. In case of unauthorized sale, Party B shall compensate Party A for the damages of RMB 50 per duck according to the quantity of the baby duck delivered.

Clause9.	The survival rate of the baby ducks in six days is 98% and rate of return is 98% (except the particular case). The remaining ducks would be purchased at market price.

Clause10.
With prior notice, Party A shall not be held responsible for the purchase time fluctuations arising from non-artificial occurrences including but not limited to occurences such as power cuts and facility maintenance problems.

Clause11.
Party B shall be liable for the application process for quarantine certificates attached to the ducks to be delivered, or Party B shall assume all the losses in connection with the quarantine inspection.

Clause12.	The fee for delivery of baby ducks from Party A to Party B is RMB per baby and shall be deducted from the Party A’s payment.

Clause13.	This Contract is executed in duplicate, one for each party, effective as of the signing date.

Party A: Weifang Jinzheng Poultry Co., Ltd.
Representative:
Tel:54011536

Party B:
Address:
Representative:
Tel:

DATED dd/mm/yy